UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 9, 2010

Humana Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-5975	61-0647538
(Commission File Number)	(IRS Employer Identification No.)

500 West Main Street, Louisville, KY	40202
(Address of Principal Executive Offices)	(Zip Code)

502-580-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Deferred Compensation Plan

On December 9, 2010, the Organization & Compensation Committee (the “Committee”) of the Board of Directors of Humana Inc. (the “Company”) approved and adopted the Humana Inc. Deferred Compensation Plan (the “Plan”), an unfunded plan maintained for the purpose of providing deferred compensation to a select group of management or highly compensated employees. The Plan provides that each participant may elect to defer the payment of up to 80% of his or her performance based compensation pursuant to annual incentive plans sponsored by the Company; provided, that such amount must be equal to or greater than $25,000. Participants’ deferral accounts are credited with a notional interest rate as determined by the Committee from time to time or notional gains and losses based on hypothetical investments selected by the participant among those made available from time to time under the Plan. Other than the notional interest and deemed investment returns, no Company contributions will be made under the Plan. Participants will be vested at all times in the amounts deferred under the Plan.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by the complete terms and conditions of the Plan, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/S/ STEVEN E. MCCULLEY
Steven E. McCulley
Vice President and Controller (Principal Accounting Officer)

Dated: December 13, 2010